Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware
Butler Animal Health Holding Company, LLC1	Delaware
W.A. Butler Company2	Delaware
Henry Schein Animal Health Holdings Limited3	United Kingdom
Camlog Holding AG4	Switzerland
Henry Schein Canada, Inc.5	Ontario, Canada
Henry Schein Holding GmbH6	Germany
Henry Schein Europe, Inc.7	Delaware
Henry Schein Practice Solutions Inc.8	Utah

1 Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.

2 W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.

3 Henry Schein Animal Health Holdings Limited is the parent, holding company of W.A. Butler Company and 24 consolidated wholly-owned subsidiaries, all of which operate in the animal health distribution industry outside the United States.

4 Camlog Holding AG is the parent, holding company of six consolidated wholly-owned subsidiaries, all of which operate in the dental implant industry outside the United States.

5 Henry Schein Canada, Inc. is the parent, holding company of four consolidated wholly-owned subsidiaries, all of which operate in the dental and veterinary practice management software industry outside the United States.

6 Henry Schein Holding GmbH is the parent, holding company of 23 consolidated wholly-owned subsidiaries, all of which operate in the healthcare distribution industry outside the United States.

7 Henry Schein Europe, Inc. is the parent, holding company of Henry Schein Holding GmbH and owns a majority interest in Camlog Holding AG.

8 Henry Schein Practice Solutions Inc. is the parent, holding company of Henry Schein Canada, Inc.